Exhibit 23.1

The accompanying financial statements give effect to a 1-for-2.432 reverse split of the common stock of Graphite Bio, Inc. which will take place prior to the effective date of the registration statement. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 1-for-2.432 reverse split of the common stock of Graphite Bio, Inc. described in Note 1 to the financial statements and, assuming that from May 21, 2021 to the date of such completion, no other material events have occurred that would affect the accompanying financial statements or disclosures therein.

/s/ Deloitte & Touche LLP

San Francisco, California

June 21, 2021

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment to the Registration Statement No. 333-256838 on Form S-1 of our report dated April 16, 2021 (June    , 2021, as to effects of the reverse stock split discussed in Note 1) relating to the financial statements of Graphite Bio, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

San Francisco, California

June    , 2021